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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

      (Check One): |X| Form 10-K |_| Form 20-F |_| Form 11-K [ ] Form 10-Q |_| Form N-SAR |_| Form N-CSR

      For Period Ended: December 31, 2005

|_| Transition Report on Form 10-K      |X| Transition Report on Form 10-Q

|_| Transition Report on Form 20-F      |_| Transition Report on Form N-SAR

|_| Transition Report on Form 11-K

      For the Transition Period Ended: _________________________________________

      Read attached instruction sheet before preparing form. Please print or type.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: ________________________

                                     PART I
                             Registrant Information

Full name of registrant:

NEXICON, INC.
--------------------------------------------------------------------------------

Former name if applicable:

N/A
--------------------------------------------------------------------------------

Address of Principal Executive Office (Street and number):

400 Gold SW, Suite 1000
--------------------------------------------------------------------------------

City, state and zip code:

Albuquerque, NM 87102
--------------------------------------------------------------------------------

                                     Part II
                             Rule 12b-25 (b) and (c)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

|X| (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

                                                                    FORM 12-b-25

|_| (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    Narrative

      State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

      The Registrant has had difficulty in obtaining audited financial statements for its subsidiary, Nexicon, AS (formerly Pluto Communications International, AS) located in Norway, and this has caused a delay in the Registrant preparing its financial statements for the quarter ended December 31, 2005. In light of the foregoing, the Registrant respectfully requests an extension of the filing date of its Annual Report on Form 10-KSB for the year ended December 31, 2005.

                                     PART IV
                                Other Information

      1. Name and telephone number of person to contact in regard to this notification:

            Richard A. Urrea            (505)                      248-0000
            --------------------------------------------------------------------
            (Name)                   (Area code)              (Telephone number)

      2. Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                        |X| Yes |_| No

         3. Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                        |_| Yes |X| No

      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                                                    FORM 12-b-25

                                  NEXICON, INC.
                                  -------------
                  (Name of registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: March 29, 2006                    By:    /s/ Richard A. Urrea
                                               ---------------------------------
                                        Name:  Richard A. Urrea
                                        Title: President, Chief Executive
                                               Officer and Principal Executive
                                               Officer

                                    ATTENTION

   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001).